Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Snocone Systems Inc.

We consent to the use of our report dated March 28, 2003 on the financial statements of Snocone Systems Inc. for the year ended December 31, 2002 that is included in the Company’s annual report on Form 10-KSB filing, which is included by reference in the Company’s Form S-8 relating to the 2003 Performance Stock Plan.

Dated this ____th day of December, 2003

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Morgan & Company